EXHIBIT 99.2

CONTACT:
Carol Cerrato, Investor Relations
(661) 295-5600, ext. 2252
cerratoc@3dsystems.com

Frank Spina, Chief Financial Officer
(661) 295-5600, ext. 2216
spinaf@3dsystems.com


3D SYSTEMS REPORTS SECOND QUARTER OPERATING RESULTS

      VALENCIA, Calif., July 22, 1999 -- 3D Systems Corp. (Nasdaq NMS: TDSC) today reported a net loss of $3.7 million, or 32 cents a share, for the second quarter ended July 2, which included non-recurring charges of $2.7 million, on revenue of $22 million.

      Without these non-recurring charges, the company would have reported a net loss of $1.7 million, or 15 cents a share. Last year, the company reported second quarter net income of $.5 million, or 4 cents a share, on revenue of $24.7 million.
      The non-recurring charges included in this year's second quarter related primarily to corporate restructuring and previously-announced management changes, the write off of certain impaired assets and idle facilities, and litigation and settlement costs.
      For the first six months of this year, the company posted a net loss of $5.9 million, or 52 cents a share, on revenue of $44.7 million. This compares to net income of $.9 million, equal to 8 cents a share, on revenue of $47.5 million a year ago.
      Arthur B. Sims, chairman and chief executive officer, stated: "3D Systems continues to confront challenging sales conditions in its domestic market. We are, however, encouraged by performance internationally. Both in Europe and Asia Pacific, quarterly product sales increased significantly, both sequentially and year-over-year."

                            GROSS PROFIT, PRODUCT MIX

      Sims indicated that total unit shipments rose substantially in the second quarter, owing to strong sales of the new ThermoJet(TM) 3D printer, which continues to gain market acceptance. However, he said overall gross profit was adversely impacted by product-mix issues, specifically a downturn in shipments of the company's large-frame solid-imaging systems.

      "We are seeing indications of a product transition dilemma. The introduction earlier in the year of 3D Systems' flagship SLA(TM) 7000 has resulted in disruption of the order flow for our large-frame systems as customers pause to evaluate their hardware requirements," Sims stated. "We view this as a short-term occurrence and expect product-mix ratios to normalize moving forward.
      "The slowdown in large-frame units constrained service revenue and gross profit, as well, by resulting in lower training and service revenue," he indicated.

OPERATING EXPENSE IMPROVEMENT
      Sims stated that, excluding special items, operating expenses were reduced by approximately $1.9 million from 1999's first quarter, which included significant sales and marketing costs for the launch of new products. He also indicated that the company continues to seek economies across the board.

                                  BALANCE SHEET

      With respect to the company balance sheet, accounts receivable increased reflecting the higher percentage of sales to European customers, who traditionally have a longer payment cycle, according to Sims.
      He continued: "Inventory levels increased due to lower than anticipated sales, which also has contributed to a decline in deferred revenue for maintenance and training. 3D System's cash balance, while still strong, reflects greater expenditures for operating the business, including trade accounts receivable and inventory."

                                     OUTLOOK

      The company reported that backlog exiting the second quarter climbed solidly on a sequential basis.
                        According to Sims, "We have recently launched a series of programs to stimulate demand for larger machines. These include attractive trade-in options for customers turning in SLA 500s for the flagship SLA 7000, as well as sales incentives on transitions from our entry-level SLA 250 to bigger systems. New sales prospecting programs are also expected to contribute to higher productivity.
      "The ThermoJet printer business has demonstrated real progress. In the first half of this year alone, 3D Systems shipped more office printers than in all of 1998," he said. "As well, we have introduced a number of new service options for customers - part of a global customer support initiative - that we expect to gain strength in this year's second half."

                                ABOUT 3D SYSTEMS

      3D Systems provides solid imaging products and services that allow users to move quickly from three-dimensional designs to finished parts, at a significantly lower cost and higher quality than more traditional methods.

      The company's systems utilize patented technologies, which fabricate solid objects from digital input. These processes offer significant competitive advantages by substantially reducing the time and cost required to design, develop, and manufacture products.

      The company also licenses 3D Keltool(R), a commercially proven moldmaking solution that produces prototype, bridge, and production tooling inserts.
      Based in Valencia, Calif., 3D Systems was founded in 1986 and is recognized as the world technology and market leader in solid imaging. For additional information, visit the company's website at WWW.3DSYSTEMS.COM or phone (888) 337-9786, ext. 711. For investor information, please call our shareholder communications service at (800) 757-1799.
                                    # # #

                  Note to editors: 3D Systems and SLA are trademarks, and 3D Keltool and the 3D logo are registered trademarks, of 3D Systems.

Except for the historical information contained in this news release, the matters discussed include forward-looking statements that involve risks and uncertainties including the availability and acceptance of new products, the impact of competitive products and pricing, the ability of the company to continue to contain expenses, dependence on key personnel, industrywide domestic and international economic conditions, and other risks detailed in the company's SEC report on Form 10-K for the year ended December 31, 1998.


                             3D SYSTEMS CORPORATION
                      Consolidated Statements of Operations
                                   (Unaudited)


                                       For the Three Month Periods Ended  For the Six Month Periods Ended
                                       ---------------------------------  --------------------------------
                                        June 26, 1998     July 2, 1999     June 26, 1998  July 2, 1999
                                        -------------     -------------    -------------  -------------
Sales:
  Products                             $    16,715,008   $  14,757,079    $  31,242,357  $  30,035,115
  Services                                   7,957,544       7,255,901       16,266,552     14,661,557
                                        ---------------   -------------     ------------  -------------
     Total sales                            24,672,552      22,012,980       47,508,909     44,696,672
                                        ---------------   -------------     ------------  -------------

Cost of sales:
  Products                                   8,436,977       8,614,677       16,328,577    17,149,657
  Services                                   5,484,087       5,019,259       11,039,896     9,974,289
                                        ---------------   -------------     ------------  -------------
     Total cost of sales                    13,921,064      13,633,936       27,368,473    27,123,946
                                        ---------------   -------------     ------------  -------------
Gross profit                                10,751,488       8,379,044       20,140,436    17,572,726
                                        ---------------   -------------     ------------  -------------

Operating expenses:
  Selling, general and administrative        7,480,037       8,331,440       14,118,569    18,561,509
  Research and development                   2,568,411       2,432,463        4,880,045     4,875,387
  Other                                                      2,700,000                      2,700,000
                                        ---------------   -------------     ------------  -------------
     Total operating expenses               10,048,448      13,463,903       18,998,614    26,136,896
                                        ---------------   -------------     ------------  -------------

Income (loss) from operations                  703,040      (5,084,859)       1,141,822    (8,564,170)

Other income                                   205,757          85,819          384,642       263,177
Other expense                                 (100,128)        (82,925)        (172,583)     (133,733)
                                        ---------------   -------------     ------------  -------------

Income (loss) before provision for
   income taxes                                808,669      (5,081,965)       1,353,881    (8,434,726)

Provision for income taxes (benefit)           283,034      (1,422,949)         473,858    (2,495,829)
                                        ---------------   -------------     ------------  -------------
Net income (loss)                      $       525,635   $ (3,659,016)     $   880,023   $ (5,938,897)
                                        ===============   =============     ============  =============

Weighted average shares outstanding         11,347,277      11,405,789       11,318,001    11,397,775
                                        ===============   =============     ============  =============

Net income (loss) per common share     $         0.05    $      (0.32)     $      0.08   $      (0.52)
                                        ===============   =============     ============  =============

Weighted average shares outstanding
   and dilutive shares                      11,756,144      11,405,789       11,726,868    11,397,775
                                        ===============   =============     ============  =============

Net income (loss) per common share
   assuming dilution                   $          0.04   $       (0.32)     $     0.08   $      (0.52)
                                        ===============   =============     ============  =============